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                                                               EXHIBIT 99(b)
     AUTHORIZATION FOR PARTICIPATION IN THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN FOR THE SHAREHOLDERS OF NORTH CAROLINA NATURAL GAS CORPORATION
I hereby authorize Wachovia Bank of North Carolina, N.A., or any successor Bank, under the terms and conditions of the Dividend Reinvestment and Stock Purchase Plan as set forth in the Amendment to the Plan Prospectus to apply my dividends and distributions or cash payments, or both, as selected below, toward the purchase from North Carolina Natural Gas Corporation (NCNG) of full and fractional shares of its common stock. Receipt of the Amended Prospectus is hereby acknowledged.
Social Security or
Tax Identification No:
Please enroll me in the Dividend Reinvestment and Stock Purchase Plan as indicated below (check one box only)

[ ] In addition to optional cash payments, if any, I wish to apply dividends to the purchase of additional shares on ALL shares of NCNG registered in my name or held by a broker for my benefit.


[ ] In addition to optional cash payments, if any, I wish to apply the
dividends on          % of the shares of NCNG registered in my name to
the purchase of additional shares. In addition, I wish to apply the
dividends on          % of the shares held by a broker for my benefit to
the purchase of additional shares.

[ ] Optional cash payments only -- I wish to have the right to apply optional cash payments to the purchase of additional shares but do not wish to apply any of my dividends to the purchase of additional shares.

Signature(s) of Registered Owner(s)
Date                         , 19
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Completion and return of this form appoints Wachovia Bank of North Carolina,
N.A. your agent and authorizes your enrollment in the Dividend Reinvestment and Stock Purchase Plan in the manner indicated.
DO NOT RETURN THIS FORM UNLESS YOU INTEND TO PARTICIPATE IN THE PLAN.

FULL DIVIDEND REINVESTMENT -- If you check this, you authorize the purchase of additional shares with the dividends on all shares registered in your name, as well as shares held by a broker for your benefit and the shares credited to your reinvestment account. You may also make monthly optional cash payments of not less than $100 nor more than a total of $3,000.

PARTIAL DIVIDEND REINVESTMENT -- If you check this, you authorize the purchase of additional shares with the dividends on the number of shares you indicate. You may also make monthly optional cash payments of not less than $100 nor more than a total of $3,000.

OPTIONAL CASH PURCHASES ONLY -- If you check this, a reinvestment account will be established to receive your monthly optional cash payments of not less than $100 nor more than a total of $3,000.


                                      Your participation is subject to the terms of the Plan as described in the Prospectus.

                                      You may withdraw from the Plan at any time by notifying Wachovia Bank of North Carolina in writing as provided in the Amended Prospectus.
                                      Please direct all correspondence to:

                                      Wachovia Bank of North Carolina, N.A.
                                      Dividend Reinvestment Section
                                      P.O. Box 3001
                                      Winston-Salem, NC 27102
                                      1-800-633-4236

                                                 THIS IS NOT A PROXY